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EXHIBIT 3.1 (h)

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF BROKEN ARROW PETROLEUM CO.

        Broken Arrow Petroleum Co. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST:    That by Unanimous Consent the Board of Directors of Broken Arrow Petroleum Co. adopted a resolution duly setting forth a proposed amendment to the Certificate of Incorporation of said corporation to change the name of the Corporation to 3eee, Inc., declaring said amendment to be advisable and recommending approval of said amendment by written consent of the holders of a majority of shares of outstanding stock of the Corporation in accordance with the provisions of section 228 of the General Corporate Law of Delaware. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Corporation adopt an amendment to Article I of the Corporation's Certificate of Incorporation to change the Corporation's name to 3eee, Inc. The following is the proposed amendment to Article IV of the Certificate of Incorporation:

ARTICLE I

        The name of the corporation is 3eee, Inc.

        SECOND:    That by Unanimous Consent the Board of Directors of Broken Arrow Petroleum Co. adopted a resolution duly setting forth a proposed amendment to the Certificate of Incorporation of said corporation relating to a recapitalization of the Corporation's common stock, declaring said amendment to be advisable and recommending approval of said amendment by written consent of the holders of a majority of shares of outstanding stock of the Corporation in accordance with the provisions of section 228 of the General Corporate Law of Delaware. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Corporation adopt an amendment to Article IV of the Corporation's Certificate of Incorporation to reverse split the Corporation's common stock (the "Recapitalization") such that, on the effective date of the Recapitalization, each 62.5 shares of the Corporation's common stock, $.001 par value, issued and outstanding, are combined and converted into one share of the Corporation's common stock, $.01 par value. Without further action, upon the effective date of the Recapitalization all authorized but unissued shares of the Corporation's common stock par value $.001 will be reclassified as common stock, $.01 par value and the number of authorized shares shall be reduced from 100,000,000 to 50,000,000. The following is the proposed amendment to Article IV of the Certificate of Incorporation:

ARTICLE IV

        The corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock" respectively.

        Effective as of 5:p.m., Eastern Daylight Time, May 31, 2000, each 62.5 shares of the Company's common stock, $.001 par value, issued and outstanding, are combined and converted into one share of the Company's common stock, $.01 par value (the "Recapitalization"). Each fraction of a share caused by such conversion shall be deemed to be one whole share. Effective immediately after the conversion the number of authorized shares of common stock will then be reduced from 100,000,000 to 50,000,000 and the par value of the common stock, including the outstanding shares converted in the Recapitalization, shall be converted to $.01.

        The number of shares of Preferred Stock authorized to be issued is 20,000,000 shares at $.001 par value. Shares of the Preferred Stock of the corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors of the corporation (the "Board of Directors") prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the state of Delaware.

        THIRD:    That thereafter, pursuant to resolution of its Board of Directors the Board of Directors requested and received votes in favor of the amendments by written consent of the holders of a majority of shares of outstanding stock of the Corporation in accordance with the provisions of section 228 of the General Corporate Law of Delaware.

        FOURTH:    That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        FIFTH:    The Certificate of Amendment shall become effective as of 5:00 p.m., Eastern Daylight Time, May 31, 2000.

        IN WITNESS WHEREOF, said Broken Arrow Petroleum Co. has caused this certificate to be signed by John O. Forrer, its President, the 4th day of May, 2000.

Broken Arrow Petroleum Co., a Delaware corporation
By:	/s/ JOHN O. FORRER John O. Forrer
Its:	President

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CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF BROKEN ARROW PETROLEUM CO.